UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 20, 2006

MHI HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-118873	20-1531029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4801 Courthouse Street, Suite 201

Williamsburg, Virginia 23188

(757) 229-5648

(Address, including Zip Code and Telephone Number, including Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

The information in this report set forth under Item 2.01 is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

On September 20, 2006, an indirect subsidiary of MHI Hospitality Corporation (the “Company”) completed the acquisition of the 186-room Louisville Ramada Riverfront Inn (the “Hotel”) in Jeffersonville, Indiana for an aggregate cash purchase price of approximately $7.6 million from Riverfront Inn, LLC, an Indiana limited liability company (“Seller”). The acquisition included approximately 3.3 acres of land located in Jeffersonville, Indiana, the hotel improvements located thereon consisting of the Hotel and the attached restaurants facilities, all personal property and equipment owned by the Seller and located in or at the Hotel, the inventory of the Hotel as described in the purchase agreement, the operating agreements and such other assets used in connection with the operation of the Hotel and the leases relating to the restaurant operations.

The purchase was structured to meet the requirements of a 1031 like-kind exchange, enabling the company to defer all capital gains on the sale in August 2006 of its Williamsburg property. To facilitate the closing of the acquisition, the Company accessed approximately $7.5 million from its line of credit, and approximately $200,000 in cash proceeds from the sale of its Williamsburg property.

The Company will close the facility to pursue an $8.0 million capital improvement program for the Hotel and the leases relating to the restaurant operations and will seek to rebrand the Hotel as is consistent with the Company’s repositioning strategy for deep turn opportunity assets. Renovations are expected to take twelve months, during which the restaurants in the adjacent building will remain open. Following completion of the renovation, the Hotel will be managed by MHI Hotels Services LLC, the manager of the Company’s other properties.

A copy of the press release announcing the transaction is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.23 Purchase Agreement dated July 6, 2006 between Riverfront Inn LLC and MHI Hospitality Corporation.

99.1 Press release of MHI Hospitality Corporation dated September 25, 2006 announcing the closing of the acquisition of the Louisville Ramada Riverfront Inn.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2006

MHI HOSPITALITY CORPORATION

By:	/s/ Andrew M. Sims
Name:	Andrew M. Sims
Title:	President and Chief Executive Officer

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